Exhibit 8.1

List of Subsidiaries and VIEs of YGMZ.

Subsidiaries	Place of Incorporation
Mingzhu Logistics Holdings Limited	Cayman Islands
Mingzhu Investment Limited	British Virgin Islands
Yinhua (BVI) Limited	British Virgin Islands
Feipeng Global Limited	British Virgin Islands
Alliance Liquor Investment (BVI) Limited	British Virgin Islands
YGMZ (HongKong) Limited	Hong Kong
Yinhua (HK) Limited	Hong Kong
Feipeng Enterprises (HK) Limited	Hong Kong
Alliance Liquor Investment (HK) Limited	Hong Kong
Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.	PRC
Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd.	PRC
Zhejiang Caiyunlian Technology Co., Ltd.	PRC
Shenzhen Feipeng Zhongheng Supply Chain Management Co., Ltd.	PRC
Shenzhen Pengcheng Shengshi Logistics Co., Ltd.	PRC
Xiamen Alliance Management Consulting Co., Ltd.	PRC

Variable Interest Entities	Place of Incorporation
Hainan Zhisheng Car Services Co., Ltd.	PRC
Xinjiang Feipeng Logistics Co., Ltd.	PRC
Shanghai Feipeng Supply Chain Management Co., Ltd.	PRC
Xiamen Alliance Liquor Industry Group Co., Ltd.	PRC